Diamond Hill Appoints Gordon Fowler to its Board of Directors

COLUMBUS, Ohio, July 29, 2024 – The Board of Directors (“Board”) of Diamond Hill Investment Group Inc. (NASDAQ: DHIL) (“Diamond Hill”) today announced the appointment of Gordon Fowler as Director. Mr. Fowler will be one of six independent directors of the Company’s seven-person board, and will serve on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

“We are pleased to welcome Gordon to our Board,” said Heather Brilliant, Diamond Hill CEO. “Gordon’s impressive experience will be additive as we remain committed to generating long-term investment outcomes and building on our deep expertise across asset classes important to our clients.”

Mr. Fowler brings more than 40 years of experience in the financial services industry across various roles. He has held numerous roles over a 20-year tenure at the Glenmede Corporation and the Glenmede Trust Company, including most recently leading the business as CEO and President of Glenmede. Mr. Fowler began his career in 1981 at J.P. Morgan Chase where he held various roles before progressing to Chief Investment Officer of the J.P. Morgan Private Bank. He currently serves on the boards of The Jeffrey Company, the Curtis Institute of Music, and the Princeton Theological Seminary.

“Diamond Hill’s investment philosophy and commitment to client experience are aligned with my own, and I look forward to working with this group to further solidify the firm’s position as a leader in active management,” said Fowler.

Mr. Fowler earned his Bachelor of Arts in African Political Economy from Brown University and a Master of Science in Statistics and Operations Research from the Stern School of Business at New York University.

About Diamond Hill:
Diamond Hill invests on behalf of clients through a shared commitment to its valuation-driven investment principles, long-term perspective, capacity discipline and client alignment. An independent active asset manager with significant employee ownership, Diamond Hill's investment strategies include differentiated U.S. and international equity, alternative long-short equity and fixed income. As of June 30, 2024, Diamond Hill’s assets under management and assets under advisement totaled $31.1 billion. For more information visit www.diamond-hill.com.

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